Exhibit 99.1

American Water Names James H. Gallegos Executive Vice President and General Counsel

CAMDEN, N.J., February 15, 2022 – American Water Works Company, Inc. (NYSE: AWK), the largest publicly traded U.S. water and wastewater utility company, today announced that James H. Gallegos has been named the Executive Vice President and General Counsel effective April 1, 2022. Gallegos replaces Mike Sgro, who retired earlier in the month.

“Jim is an outstanding addition to our executive team,” said Susan Hardwick, president and CEO of American Water. “He brings nearly 20 years of General Counsel experience and has a unique combination of knowledge and skills that include strategic regulatory experience, strong corporate governance, extensive litigation, business planning, strategy development and leading multi-state regulatory and legal teams. Jim is also passionate on inclusion, equity and diversity matters, which fully aligns with American Water’s values.”

Gallegos most recently served as Executive Vice President, General Counsel and Corporate Secretary at Alliant Energy Corporation, which provides regulated electric and natural gas service to approximately 975,000 electric and approximately 420,000 natural gas customers in the Midwest.

Prior to joining Alliant Energy in 2010, Gallegos served as the Vice President and Corporate General Counsel for Burlington Northern and Santa Fe Corporation, one of North America’s leading freight transportation companies. Prior to that role, Gallegos served as Vice President Legal Affairs for Qwest Communications International, Inc. He also held multiple other roles at Qwest prior to his vice president role.

Gallegos started his legal career as a trial attorney with the U.S. Department of Justice and law clerk for a Federal District Court Judge. He currently serves as Chair on the Clean Lakes

Alliance Board of Directors. He has also served on the Board of Urban League and on the Board of Edgewood College.

Gallegos received a Bachelor of Science degree in Business from the University of Colorado and a law degree from the University of Minnesota Law Center, where he graduated Cum Laude.

About American Water

With a history dating back to 1886, American Water (NYSE:AWK) is the largest and most geographically diverse U.S. publicly traded water and wastewater utility company. The company employs approximately 6,400 dedicated professionals who provide regulated and regulated-like drinking water and wastewater services to an estimated 14 million people in 24 states. American Water provides safe, clean, affordable and reliable water services to our customers to help keep their lives flowing. For more information, visit amwater.com and follow American Water on Twitter, Facebook and LinkedIn.

AWK-IR
Investor Contact:
Aaron Musgrave
Senior Director, Investor Relations
(856) 955-4029
aaron.musgrave@amwater.com

Media Contact:
Ruben Rodriguez
Senior Director, External Communications
(856) 955-4180
ruben.e.rodriguez@amwater.com

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